Exhibit 99.1
CARDIOVASCULAR SYSTEMS REPORTS FISCAL THIRD-QUARTER 2009 FINANCIAL RESULTS
Conference call scheduled for today, Wednesday, May 6, 2009 at 4 PM CT (5 PM ET)

•	Revenue increases 97 percent to $15.1 million from $7.7 million in third quarter 2008;

•	Third-quarter fiscal 2009 net loss improves 64 percent and operating loss improves 30 percent over 2008;

•	Gross margin rises to 74 percent from 67 percent in third quarter 2008;

•	Debt has been refinanced, increasing credit line and extending term loan repayment;

•	Product portfolio has been expanded, clinical trials ready for enrollment.
St. Paul, Minn., May 6, 2009 — Cardiovascular Systems, Inc. (CSI; Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal third quarter ended March 31, 2009. On February 25, 2009, CSI completed a reverse merger with Replidyne, Inc. and is now listed on the Nasdaq Global Market® under the symbol “CSII.”
CSI’s revenue in the third quarter of fiscal 2009 rose to $15.1 million, a 97-percent increase over revenue of $7.7 million in third quarter of last fiscal year. The third-quarter loss from operations improved 30 percent to $(6.5) million from $(9.3) million in the third quarter of fiscal 2008. The net loss improved 64 percent to $(3.8) million in the third quarter, from $(10.6) million in the third quarter of fiscal 2008. Net income available to common shareholders, which includes the effect of accretion of redeemable convertible preferred stock, was $21.9 million, or $2.63 per basic common share and a net loss of $(0.32) per diluted common share, compared with a net loss of $(24.8) million, or $(5.45) per basic and diluted common share, in last year’s third quarter. The number of weighted average common shares outstanding increased by 3.8 million due to the completion of the reverse merger, issuance of restricted stock and exercise of stock options.
The fiscal 2009 third-quarter net loss includes income of $3.2 million from a decline in the value of redeemable convertible preferred stock warrants, estimated just prior to their conversion to common stock warrants in connection with the reverse merger. In addition, the third quarter’s net income available to common shareholders includes income of $25.8 million from a decline in the value of redeemable convertible preferred stock, estimated just prior to its conversion to common stock. The third quarter of 2008 includes losses of $(0.7) million and $(14.2) million from the accretion of the redeemable convertible preferred stock warrants and stock, respectively.
David L. Martin, CSI president and chief executive officer, said: “In our first quarter as a publicly traded company, we continued strong revenue growth and meaningful bottom line improvement, as we drive toward profitability and financial independence. We also refinanced our debt, increasing our credit line and extending repayment terms. On the operations side, we continued to expand and enhance our

Cardiovascular Systems, Inc.
May 6, 2009

product offerings, built a clinically oriented sales organization, and laid the groundwork for additional clinical trials.”
CSI’s revenue has grown each quarter since the September 2007 launch of the Diamondback 360o® System, a minimally invasive catheter system for treating peripheral arterial disease (PAD) in leg arteries. Martin said, “More than 12,000 procedures have been performed with our system — a strong endorsement. We are definitely playing an important role in raising the standard of care for patients with PAD. Our Diamondback 360o offers favorable clinical and economic outcomes and clear advantages over other treatment options, as well as an unprecedented safety profile.”
The number of hospitals using the Diamondback 360º system rose to 487 by the end of the third quarter, up from 400 at the end of the second quarter of fiscal 2009 and 106 at the end of the third quarter of fiscal 2008. Sales of disposable units also grew with nearly 4,600 units sold in the third quarter this fiscal year, compared to 2,300 units in the third quarter of fiscal 2008. The 90-day reorder rate for the quarter was strong at over 90 percent and revenue generated from reorders comprised over 80 percent of total revenue for the quarter.
The fiscal third-quarter gross margin increased to 74 percent from 67 percent in the same period last year, driven by higher disposable volumes, product cost reductions and manufacturing efficiencies. Sales, general and administrative expenses grew 41 percent — a rate less than half of the revenue growth rate — to $14.3 million. The increase was due to expansion of the direct sales organization to nearly 100 professionals from 36 in March 2008. The sales team is expected to grow to just over 100 in the fiscal fourth quarter. CSI has continued to invest significantly in innovation and product development; however, research and development expenses declined 21 percent to $3.4 million due to the completion and timing of projects.
The balance sheet as of March 31, 2009 reflects the reverse merger. Cash increased to $37.8 million from $6.4 million at December 31, 2008 and $7.6 million at the end of fiscal 2008. All preferred stock warrants and preferred stock have been converted to common stock warrants and stock, and recorded in shareholders’ equity. CSI now has 13.8 million common shares outstanding.
In the first nine months of fiscal 2009, revenue grew to $40.8 million, compared to $12.3 million in the same period last year, which only had two quarters of revenue due to the timing of FDA clearance to market the initial Diamondback 360º product. The gross margin in the first nine months of fiscal 2009 was 71 percent, up from 57 percent in the same period last year, due to higher product volumes, manufacturing efficiencies and product cost reductions. In the first nine months of fiscal 2009, the net loss was $(26.3) million, compared to $(27.8) million in the same period last fiscal year. The lower net loss reflects higher revenue, partially offset by significant investments in sales and marketing, infrastructure to support growth and product development. The net loss available to common shareholders, including declines or accretion of preferred stock, was $(3.5) million, or $(0.57) per common share, in the first nine months of fiscal 2009, compared to $(47.2) million, or $(11.04) per common share, in the comparable period last year.
Debt Refinanced
CSI expanded its accounts receivable line of credit by $5.0 million to $10.0 million on April 30, 2009, providing additional available funding for the future. Term loans totaling $5.5 million that were due in September 2009 were also refinanced with a new term loan having a fixed interest rate of 9 percent and a final payment at maturity of 1 percent of the original loan amount. The new loan will be repaid in equal installments of principal and interest over 30 months beginning on June 1, 2009. No advances are outstanding under the line of credit; however, availability is reduced by the outstanding balance of the new term loan.

Cardiovascular Systems, Inc.
May 6, 2009

Product Offerings Expanded
In April 2009, CSI expanded its product portfolio by signing an agreement with Invatec, a comprehensive provider of interventional products, to market Invatec’s PTA balloon catheter line in the United States. In addition, CSI launched the newest addition to its Viper line of supplemental products, the ViperSheath™ Introducer Sheath.
Martin noted, “We are committed to providing comprehensive endovascular tools to physicians to treat PAD. Invatec is a strong strategic fit for CSI. Many physicians are already familiar with Invatec products and are confident using them. Our ViperSheath launch is another important addition to our portfolio. These developments expand our product offerings while leveraging our national sales organization.”
In some patient cases, balloon angioplasty may also be used to achieve a larger vessel diameter after removing plaque with the Diamondback 360º. Initial treatment with the CSI system can make large vessels above the knee more compliant, so that the Invatec balloons expand with far less pressure, avoiding both dissection and the need to stent. CSI will offer the Invatec balloon catheter line, including the SubMarine Plus™ PTA Balloon Catheter, the Admiral Xtreme™ PTA Balloon Catheter and the Amphirion Deep™ PTA Balloon Catheter.
The ViperSheath is an introducer sheath providing a smooth, pliable solution for vessel access. A tapered soft tip means low insertion force and minimal trauma on vessel walls during insertion. A kink- and crush-resistant catheter allows for optimal crossability and easy navigation of tortuous vessels. ViperSheath joins the existing CSI product portfolio, which includes ViperSlide™, ViperTrack™ and ViperWire™.
Clinical Trials to Be Launched
CSI plans to initiate two clinical trials in mid-calendar 2009 to generate additional data on outcomes achieved with the Diamondback 360o. The company recently appointed Dr. Nabil Dib, MSc, FACC, a highly qualified and respected interventional cardiologist and researcher, as medical advisor. Dr. Dib, in conjunction with a world-class science task force he has assembled, will oversee the company’s ongoing clinical programs and ensure that clinically useful data is provided to the physician community.
Martin continued, “CSI is committed to addressing PAD and that includes generating scientifically sound data for clinicians. Dr. Dib and his renowned task force members will guide these efforts. The studies we are launching will expand on the knowledge gained through our landmark pivotal OASIS clinical trial, the first-ever prospective multi-center trial evaluating an atherectomy product. We also expect to complete an IDE submission to the FDA later this year for a coronary application of our product.”
Summaries of two clinical studies are as follows:
•	The Calcium 360[o] study is a prospective, randomized study comparing the effectiveness of the Diamondback 360[o] to balloon dilation in treating heavily calcified lesions below the knee. Calcified lesions occur in 75 percent of lesions below the knee. This study will enroll 50 patients at four U.S. medical centers.
•	The Compliance 360[o] study, also prospective and randomized, will evaluate the clinical benefit of alteration in vessel compliance with the Diamondback 360[o]. The study compares the performance of the Diamondback 360º plus a low-pressure balloon inflation with that of a high-pressure balloon inflation alone. The study calls for enrolling 50 patients at five U.S. medical centers.

Cardiovascular Systems, Inc.
May 6, 2009

Fourth-Quarter Fiscal 2009 Earnings Guidance
For the fourth quarter of the fiscal year ending June 30, 2009, CSI anticipates revenue in the range of $15.9 million to $17.9 million. This represents growth of about 60 percent to 80 percent over the fourth quarter of fiscal 2008. Gross margin is expected to be similar to third quarter this year. The company anticipates the net loss to range from $(7.5) million to $(8.6) million, representing a 24-percent to 34-percent improvement over the fourth quarter of fiscal 2008. An improvement is also expected on an adjusted EBITDA basis, calculated as loss from operations, less depreciation and amortization and stock-based compensation expense. The adjusted EBITDA loss for the fourth quarter of fiscal 2009 is expected to be between $(4.1) million and $(5.2) million, versus $(10.0) million in last year’s fourth quarter. The improvements in net loss and adjusted EBITDA are due to increasing revenue and gross profit, with lower operating expense growth.
Martin added, “The PAD market is large and growing, yet was underserved by prior treatment options. We believe the Diamondback 360º fills a previously unmet need, which will drive growth in both PAD atherectomy procedures and in CSI’s revenue. We expect to limit our expense growth to a rate lower than our revenue growth rate, as we continue to drive the company toward profitability and financial independence. To that end, our goal is to achieve our first profitable quarter by the end of calendar 2010 and to operate within our current available cash, supplemented as necessary with available debt.”
About the Diamondback 360°® Orbital Atherectomy System
CSI’s primary product is the Diamondback 360o®, a minimally invasive catheter system for treating peripheral arterial disease (PAD) in leg arteries. The Diamondback 360o is highly effective in removing plaque in vessels both below the knee and above the knee. Between 8 million and 12 million Americans suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and PAD can lead to tissue loss and eventually limb amputation.
Conference Call Today at 4 PM CT (5 PM ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal third-quarter 2009 results today, Wednesday, May 6, 2009, at 4 p.m. CT (5 p.m. ET). To access the call dial (888) 713-4214 and enter 26726197. Please dial in at least 10 minutes prior to the call. To listen to the live webcast, go to the investor information section of the company’s Web site, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.
For an audio replay of the conference call, dial (888) 286-8010 and enter access number 71489482. The audio replay will be available beginning at 8 p.m. CT on Wednesday, May 6, 2009, through 6 p.m. CT on Monday, May 11, 2009.
Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s plans to initiate two clinical trials in calendar 2009; (ii) CSI’s expectation of making an IDE Submission to the FDA later this year for a coronary application of CSI’s product; and (iii) anticipated revenue, gross margin, net loss, and adjusted EBITDA for the fourth quarter of fiscal 2009, are forward looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; new data or events that may disrupt plans to file the IDE for coronary applications; dependence on market growth; the difficulty in accurately predicting

Cardiovascular Systems, Inc.
May 6, 2009

product, customer and geographic sales mix; the reluctance of physicians to accept new products, the impact of competitive products and pricing; dependence on major customers; the difficulty to successfully manage operating costs; fluctuations in quarterly results; approval of products for reimbursement and the level of reimbursement, general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its registration statement on Form S-4 declared effective by the SEC on January 26, 2009 . CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
Use of Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.
About CardiovascularSystems, Inc.
Cardiovascular Systems, Inc. is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360°® System is capable of treating a broad range of plaque types both above and below the knee, including calcified vessel lesions, and addresses many of the limitations associated with existing treatment alternatives. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD (peripheral arterial disease), and CSI commenced a U.S. product launch in September 2007. The Diamondback 360° system has been adopted by nearly 500 hospitals across the United States. For more information visit the company’s Web site at www.csi360.com.

Cardiovascular Systems, Inc.
May 6, 2009

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, except per share and share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenues	$15,115	$7,654	$40,766	$12,285
Cost of goods sold	3,920	2,512	11,954	5,244

Gross profit	11,195	5,142	28,812	7,041

Selling, general and administrative	14,253	10,095	45,626	23,276
Research and development	3,428	4,338	11,851	10,662

Total expenses	17,681	14,433	57,477	33,938

Loss from operations	(6,486)	(9,291)	(28,665)	(26,897)

Other income (expense)
Interest expense	(971)	—	(1,831)	—
Interest income	171	399	3,180	1,012
Decretion (accretion) of redeemable convertible preferred stock warrants	3,157	(696)	2,991	(912)
Gain on investments	300	—	300	—
Impairment on investments	—	(1,023)	(2,233)	(1,023)

Total other income (expense)	2,657	(1,320)	2,407	(923)

Net loss	(3,829)	(10,611)	(26,258)	(27,820)
Decretion (accretion) of redeemable convertible preferred stock	25,778	(14,216)	22,781	(19,422)

Net income (loss) available to common shareholders	$21,949	$(24,827)	$(3,477)	$(47,242)

Net income (loss) per common share:
Basic	$2.63	$(5.45)	$(0.57)	$(11.04)

Diluted	$(0.32)	$(5.45)	$(0.57)	$(11.04)

Weighted average common shares used in computation:
Basic	8,343,660	4,552,694	6,096,523	4,278,109

Diluted	12,048,581	4,552,694	6,096,523	4,278,109

Stock-based compensation supplemental detail (included in amounts above):
(Dollars in Thousands) (unaudited)
Cost of goods sold	$92	$72	$367	$141
Selling, general and administrative	1,400	1,116	4,124	5,893
Research and development	220	88	441	188

Totals	$1,712	$1,276	$4,932	$6,222

Cardiovascular Systems, Inc.
May 6, 2009

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	March 31,	June 30,
	2008	2008
ASSETS
Current assets
Cash and cash equivalents	$37,844	$7,595
Accounts receivable, net	8,092	4,897
Inventories	2,737	3,776
Prepaid expenses and other current assets	1,179	1,936

Total current assets	49,852	18,204
Auction rate security put option	2,700	—
Investments, trading	19,800	—
Investments, available for sale	—	21,733
Property and equipment, net	1,624	1,041
Patents, net	1,265	980
Other assets	530	—

Total assets	$75,771	$41,958

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Current maturities of long-term debt	$24,964	$11,888
Accounts payable	4,841	5,851
Accrued expenses	4,438	3,467
Deferred revenue	—	116

Total current liabilities	34,243	21,322

Long-term liabilities
Long-term debt, net of current maturities	5,498	—
Redeemable convertible preferred stock warrants	—	3,986
Lease obligation and other liabilities	1,561	100

Total long-term liabilities	7,059	4,086

Total liabilities	41,302	25,408

Commitments and contingencies
Redeemable convertible preferred stock	—	98,242
Total shareholders’ equity (deficiency)	34,469	(81,692)

Total liabilities and shareholders’ equity (deficiency)	$75,771	$41,958

Cardiovascular Systems, Inc.
May 6, 2009

Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.
Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.
Cardiovascular Systems, Inc.
Supplemental Sales Information (unaudited)
(Dollars in Thousands)

	Q2 2008	Q3 2008	Q4 2008	Q1 2009	Q2 2009	Q3 2009
Revenue Components:

Devices	$4,157	$6,867	$9,000	$10,664	$12,853	$13,694
Other	474	787	892	982	1,151	1,421
Total revenue	$4,631	$7,654	$9,892	$11,646	$14,004	$15,115

Device units sold	1,404	2,328	3,063	3,636	4,368	4,558

Customers, at quarter end	39	106	183	283	400	487
Cardiovascular Systems, Inc.
Adjusted EBITDA (unaudited)
(Dollars in Thousands)

	Actual				Projected Range
	Three Months Ended		Nine Months Ended		Three Months Ending
	March 31,		March 31,		June 30, 2009
	2009	2008	2009	2008	High	Low

Loss from operations	$(6,486)	$(9,291)	$(28,665)	$(26,897)	$(6,500)	$(7,600)
Add: Stock-based compensation	1,712	1,276	4,932	6,222	2,200	2,200
Add: Depreciation and amortization	136	95	332	227	200	200

Adjusted EBITDA	$(4,638)	$(7,920)	$(23,401)	$(20,448)	$(4,100)	$(5,200)

Cardiovascular Systems, Inc.
May 6, 2009

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.
CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.
The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:
— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of SFAS 123R and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.
— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not an expense that requires cash settlement and is not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.
Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:
— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.

Cardiovascular Systems, Inc.
May 6, 2009

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.
— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.
CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.
Contacts:

For Cardiovascular Systems Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com

Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
# # #